Neurogen Corporation
For Immediate Release	Contact:
Thomas A. Pitler
Neurogen Corp.
203-315-3046
tpitler@nrgn.com

NEUROGEN CORPORATION ANNOUNCES AGREEMENT FOR
 SALE OF ITS C5A PATENT ESTATE AND RELATED ASSETS FOR $2.25 MILLION AND RECEIPT OF FINAL PAYMENT ON $3 MILLION SALE OF CHEMICAL LIBRARY

Branford, CT, December 23, 2008 — Neurogen Corporation (Nasdaq: NRGN), a drug development company focused on improved drugs for psychiatric and neurological disorders, today announced it has entered into a definitive  agreement to sell its C5a patent estate and related assets to a major pharmaceutical company for $2.25 million.  Also, on December 16th, 2008, Neurogen received the final payment on the previously announced $3 million sale of its chemical library to a major pharmaceutical company.

Neurogen’s C5a patent estate and related assets were generated as part of an effort to discover new drugs for the treatment of inflammatory disorders.  Proceeds from the sale are expected to be received in the first quarter of 2009 and are subject to customary delivery conditions.

As part of its effort to restructure and consolidate operations, Neurogen is divesting certain non-core assets including those described in today’s announcement.   Neurogen is focused on the development of aplindore, a dopamine D2 partial agonist for the treatment of Parkinson’s disease and Restless Legs Syndrome (RLS).  In October, Neurogen announced the successful completion of Phase 2a studies with aplindore in each of these disorders.  In each study, aplindore demonstrated statistically significant and clinically meaningful efficacy together with indications of improvements in side effects and titration schedules consistent with the drug candidate’s target product profile.

About Neurogen
Neurogen Corporation is a drug development company focusing on small-molecule drugs to improve the lives of patients suffering from psychiatric and neurological disorders with significant unmet medical need. Neurogen conducts its drug development independently and, when advantageous, collaborates with world-class pharmaceutical companies for the development and commercialization of its programs.

Safe Harbor Statement
The information in this press release contains certain forward-looking statements, made pursuant to applicable securities laws that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. Such forward-looking statements relate to events or developments that we expect or anticipate will occur in the future and include, but are not limited to, statements that are not historical facts relating to the timing and occurrence of anticipated clinical trials, and potential collaborations or extensions of existing collaborations. Actual results may differ materially from such forward-looking statements as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy or pharmacokinetic properties of the Company's drug candidates or other properties of drug candidates which could make them unattractive for commercialization, advancement of competitive products, dependence on corporate partners, the Company’s ability to retain key employees, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.  For such statements, Neurogen claims the protection of applicable laws.  Future results may also differ from previously reported results. For example, positive results or safety and tolerability in one clinical study provide no assurance that this will be true in future studies.  Neurogen disclaims any intent and does not assume any obligation to update these forward-looking statements, other than as may be required under applicable law.

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